FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC-October 7, 2008--ScanSource, Inc. (NASDAQ: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that sales results for its quarter ended September 30, 2008 are expected to be in a range of $535 to $543 million compared to $553.7 million for the same period one year ago.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval ScanSource does not comment on its margin, the mix of its sales, or other information that would be necessary to draw a conclusion about net income and earnings per share. On its October 23, 2008 quarter end conference call, ScanSource expects to share final sales results by geographies and product areas and provide a forecast for the following quarter.

About ScanSource, Inc.
ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.
ScanSource POS & Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers electronic security solutions. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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